Exhibit 10.11

WATER TREATMENT PLANT
FINANCING AGREEMENT

This Agreement, dated as of June 14, 2006, by and between TM Rural Water District, P.O. Box 445, Parker, South Dakota, a South Dakota water user district, body politic and a political subdivision of the State of South Dakota (hereinafter referred to as “TM”), and Millennium Ethanol, L.L.C., P.O. Box 357, Marion, South Dakota (hereinafter referred to as “Millennium”).

WITNESSETH:

Millennium has a need to secure a dependable source of quality water for its ethanol plant to be constructed near Marion, South Dakota; and

TM treats and produces water and has the ability to provide water to Millennium; and

It is in the mutual best interests of TM and Millennium for TM to construct the necessary treatment facilities and to enter into an agreement with Millennium, whereby Millennium shall assist in the financing of such treatment facilities; and

This Agreement is entered into for the purpose of setting forth the terms and conditions whereby Millennium will advance funding for the construction of a treatment plant to be owned and operated by TM that will serve Millennium’s water needs.

NOW, THEREFORE, in consideration of the foregoing, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE 1
DEVELOPMENT OF PROJECT

Definitions. In addition to other terms defined at various times in this Agreement, the following terms as used herein shall mean:

“Acts” shall mean applicable federal, state and local laws, rules, regulations, ordinances, standards and policies regulating or concerning treated water.

“TM’s Capital Contribution” means the sums contributed by TM toward the construction of a water treatment plant.

“Millennium’s Capital Contribution” means the sum contributed by Millennium toward the construction of a water treatment plant in the amount of Two Million Nine Hundred Twenty Eight Thousand and No/100 Dollars ($2,928,000.00).

“Treated Water” means water produced at TM water treatment facilities and delivered to Millennium beginning January 1, 2008.

“Contract Documents” means the construction contracts to be entered into by TM following a competitive bidding process with contractors awarded contracts to construct the Project, and all documents referred to in such contracts as contract documents.

“Design Documents” means the Project drawings and technical specifications prepared by the Project Engineer(s) which shall be incorporated into the Contract Documents.

“Project” means the water treatment plant and works appurtenant thereto.

“State” means the State of South Dakota.

ARTICLE II
DESIGN AND CONTRACT DOCUMENTS

2.1      Design Phase. TM shall have Design Documents prepared by Banner Engineering of Brookings, South Dakota (the “Project Engineer”) for use in the Project.

2.2      Contract Documents. The Project shall be constructed and completed in accordance with the Contract Documents prepared by the Project Engineer.

ARTICLE III
BIDDING, DEPOSIT OF FUNDS AND CONSTRUCTION

3.1      Bid Documents. TM shall prepare all bid documents, advertisements and shall ensure that the bidding procedures it uses shall be conducted in compliance with applicable state and federal laws governing public works projects, including SDCL Chapter 5-18.

3.2      Transfer of Funds. Prior to July 24, 2006, Millennium shall transfer the sum of Two Million Nine Hundred Twenty Eight Thousand and No/100 Dollars ($2,928,000.00) into an interest bearing account at Farmer’s State Bank of Marion, South Dakota for the payment of construction and associated costs. Such funds shall be maintained at such institution in an immediately available fund entitled TM Rural Water District Water Treatment Plant Fund (the “Fund”). TM shall be entitled to drawn down such funds at such times in its sole discretion as such funds are necessary for payment of Project costs, subject only to the restrictions contained herein in Article IV., Paragraph 4.1. Millennium shall be entitled to all interest which shall accrue on such account.

ARTICLE IV
CONSTRUCTION COSTS OF WATER TREATMENT FACILITY

4.1      Payment for Construction Costs. TM agrees to pay the contractors utilized in the construction of the Project in accordance with the terms and conditions of the Contract Documents to be executed by TM and the successful bidders for the construction of the Project. During the Project construction, upon presentation of a pay request by a contractor, subcontractor, or supplier in accordance with the provisions of the Contract Documents or upon presentation of a pay request by the engineer, TM shall be entitled to access the funds in the TM Rural Water District Water Treatment Plant Fund upon the following terms and conditions:

Upon receipt of a properly executed and timely pay request from an engineer, contractor, subcontractor or supplier on the Project, TM, in its sole discretion, shall determine the priority of payment from the Fund or other sources of funds available to TM. No disbursements shall be made from the Fund for costs not defined as Project Costs, as defined below. TM shall provide a written summary of all disbursements made each month from the Fund by the 15th day of the following month.

4.2      Project Costs. The costs of the Project shall include engineering costs and construction costs, all in connection with the Project.

4.3      Millennium Costs. TM shall have no obligation to pay and legal, engineering or administrative fees or costs incurred by Millennium in the construction of the Project.

ARTICLE V
OWNERSHIP

5.1      Ownership. At all times relevant hereto, including following construction of the Project, TM shall be the sole owner of the Project and all its appurtenant facilities, equipment, pipelines and wells.

ARTICLE VI
DISCLAIMER

6.1      Warranty Disclaimer. TM shall provide treated water to Millennium “As Is” and “As Available” and makes no warranties, express or implied, with respect to the quality of the treated water provided, except as contained in the Water User Agreement entered into between the parties and incorporated herein by reference or fitness for a particular purpose of such water.

ARTICLE VII
SPECIAL PROVISIONS

7.1      Millennium’s Guarantee. For and during the term of this Agreement, Millennium shall not unreasonably withhold or delay any payment due under this Agreement and TM may proceed to enforce such obligations by a suit in equity or at law, either for the specific performance, or for the enforcement of any other appropriate legal or equitable remedy. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given or now or hereafter existing at law or in equity.

7.2      Evidence of Proceedings. Within seven (7) business days after the execution of this Agreement, and in any event prior to the award of a Project contract, each party shall provide the other certified copies of all proceedings by their respective governing board authorizing (i) the execution of this Agreement and (ii) the actions to be taken pursuant to the Agreement.

ARTICLE VIII
GENERAL PROVISIONS

8.1      Modifications. No modifications or changes to the Agreement, or any part thereof, shall be valid unless in writing and signed by the authorized representatives of parties hereto, or their respective successors and assigns.

8.2      Interpretation. Any and all headings of this Agreement are for convenience of reference only, and do not modify, define or limit the provisions thereof. Words of any gender shall be deemed and construed to include correlative words of the other gender.

8.3      Severability. If any provision of this Agreement shall be held to be inoperative or unenforceable as applied in any particular case in any jurisdiction because it conflicts with any other provision hereof or any constitution, statute, ordinance, rule of law or public policy, or for any other reason, such holding shall not have the effect of rendering the provisions in question inoperative or unenforceable to any extent whatever. The invalidity of any one or more phrases, sentences, clauses or sections contained in this Agreement shall not affect the remaining portions of this Agreement of any part hereof, and they shall otherwise remain in full force and effect.

8.4      Force Majeure. Neither party shall be liable for any failure, inability or delay to perform hereunder, if such failure, inability or delay is due to war, strike, fire, explosion, sabotage, accident, storm, interruption of water supply due to restrictions imposed on water permits by the State of South Dakota or any regulatory agency thereof, casualty or any other cause beyond the reasonable control of the parties so failing, providing due diligence is used by the party in curing such cause and in resuming performance.

8.5      Water User Agreement. To the extent relevant hereto, the terms and conditions of the Water User Agreement entered into by the parties shall be incorporated herein by reference as if fully set forth, and shall govern if there is a conflict between this Agreement and the Water User Agreement.

8.6      Notices. All notices given or required under this Agreement shall be in writing and may be delivered personally, by overnight courier or by placing in the United States mail, first-class and certified, return receipt requested, with postage prepaid and addressed:

If to Millennium, at the following address:

Millennium Ethanol, L.L.C.
P.O. Box 357
Marion, South Dakota 57043

provided that copies of notices pertaining to a failure on the part of Millennium to perform in accordance with the terms of this Agreement shall be sent to Millennium’s representative, and to such other persons as may be designated in writing by Millennium.

If to TM, at the following address:

TM Rural Water District
P.O. Box 445
Parker, SD 57053-0445

provided that copies of notices pertaining to a failure on that part of TM to perform in accordance with the terms of this Agreement shall be sent to the TM Manager, and to such other persons as may be designated in writing to TM.

Notices delivered by mail shall be deemed effective three (3) business days after mailing in accordance with this section. Notices delivered personally or by overnight courier shall be deemed effective upon receipt or refusal. Either party may change its addresses for purposes hereof by notice given to the other party as herein provided.

8.7      Whole Agreement. This Agreement and the Water User Agreement contemporaneously signed herewith shall constitute the entire agreement between the parties as to the matters provided for herein, and no inducements, considerations, promises, or other references shall be implied in this Agreement that are not expressly addressed herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

TM RURAL WATER DISTRICT

BY:	/s/ [Illegible]
Its President

Attest:

6-14-06
DATE /s/ Steven Knutson
Secretary

MILLENNIUM ETHANOL

BY:	/s/ Steve Domm
TITLE:	CEO

STATE OF SOUTH DAKOTA

SS

COUNTY OF TURNER

On this the 14th day of June, 2006, before the undersigned officer, personally appeared Steve Domm, known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument and acknowledged that be executed the same of the purposes therein contained.

In witness whereof I have hereunto set my hand and official seal.

/s/ Illegible
Notary Public, South Dakota

(SEAL)

My commission expires	11-29-2010.